Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Successfully Drills and Completes Two Wells in Block Z-1

Houston—January 4, 2010—BPZ Resources, Inc. (NYSE:BPZ) announces the completion of the CX11-19D well in the Corvina field and the A-14XD well in the Albacora field both located in offshore Block Z-1 in northwest Peru.  The 19D was put on production at an initial rate of approximately 1,700 barrels of oil per day (bopd) and the A-14XD at approximately 2,300 bopd.

Corvina

The CX11-19D well was drilled and successfully completed into a Proved Undeveloped area of the Corvina field, targeting not only sands currently produced in other wells but also lower yet untested oil sands that turned out to be productive.  The 19D well is at the present time producing from these sands.  During the drilling of this well, the Zorritos formation was again encountered higher than previously mapped.  The electric logs show approximately 148 feet of net oil pay plus an additional 34 feet of net gas pay.  The Company selectively perforated approximately 100 feet of the total 148 feet of estimated net oil pay to test the lower sands that had not previously been included in the Corvina testing program.  The initial performance of the well will be evaluated over a period of time before a decision is made whether to perforate any of the remaining net pay found in the upper oil zones.

The 19D well is the Company’s sixth oil well from the CX11 platform and was carefully evaluated prior to placing it into the ongoing production testing phase at an initial rate of approximately 1,700 bopd.  Although each of the previous Corvina wells has declined differently, partly due to the fact that these wells were completed in different zones and some of the wells had mechanical problems, they all have initially shown typical solution gas drive behavior which can lead to significant declines during the first year of production before leveling off to sustainable rates.  However, the representative rates of decline remain to be determined as the effective production mechanism in the Corvina field has yet to be fully understood, hence the need to continue testing these initial wells.

Albacora

The A-14XD well, the Company’s first well in the Albacora field, was drilled, cased, tested, completed, and put on production testing before year end.  The top of the Upper Zorritos formation was found at approximately 9,300 feet MD, while the bottom of the Lower Zorritos formation was found at approximately 14,450 feet MD, resulting in approximately a 5,150 foot section of Upper and Lower Zorritos formation.  The logs indicate the presence of multiple prospective sands throughout the entire section.

The Company estimates this well has approximately 100 feet of net gas pay and approximately 150 feet of net oil pay, plus similar amounts of prospective pay that still require further evaluation.  The Company selectively perforated one interval which accounts for approximately 80 feet of the total 150 feet of estimated net oil pay.  The well was then completed and its initial performance will be evaluated over a period of time before a decision is made whether to perforate any of the additional net pay found in the upper oil zones.  The A-14XD has now been put on an initial six-month testing program at an initial rate of approximately 2,300 bopd.  The only previous production history in Albacora is from the shut-in Belco wells drilled in the 1970’s that were produced for a very limited time, with each showing different productive capacity and decline rates.  The ongoing testing program aims at determining the field’s drive mechanism, as well as a representative decline rate for this and future wells.  With the drilling of the A-14XD well the Company complied with its previous exploration commitment under the Block Z-1 license contract, and has now entered into a new exploration period with an exploration well as commitment during this new period.

Although both fields have light sweet crude oil, Corvina’s is 23 degree API while Albacora’s was found to be 37.5 degree API.  Similarly, Corvina’s natural gas is basically dry, while the original drilling campaign in Albacora showed that the tested gas sands were rich in condensates.

Cautionary Remarks about Corvina and Albacora

Both the 19D well in Corvina and the A-14XD well in Albacora will be tested and produced under the new well-testing regulation, previously announced by the Company, giving companies six months to evaluate a new well before applying for the Extended Well Testing (“EWT”) program. If the Company is not successful in its petition to the DGH to allow continued testing in the Corvina field, the Company would be required to suspend production from the initial five wells previously completed in Corvina and it would experience an interruption in production which would negatively impact the revenue and cash flow associated with those wells for a period of approximately four months.  However, as also stated in a previous release, the Company plans to have the needed gas and water re-injection facilities at the Corvina CX11 platform on or about May 31, 2010 at which time the 19D would be placed into commercial production.  Any delays in commissioning such reinjection equipment may force the Company to shut the 19D well (and the other Corvina wells) until the equipment is ready, unless an extension for the May 31, 2010 date is given and approval for EWT is awarded.

Further, no assumptions should be made about the impact of the 19D or A14XD wells on estimates of the Company’s oil reserves.  In particular, our SEC reserve estimates are dependent upon our ability to continue to: (i) obtain necessary financing to develop our reserves until our revenues increase sufficiently to finance such activities internally, which increases cannot be guaranteed; (ii) bring our production to market, which will involve continued reliance on marine transport of our oil which we expect to produce from the Corvina and Albacora fields; and (iii) validate our geological and reservoir models through continued drilling, testing, and actual production results.

Manolo Zuñiga, President and Chief Executive Officer commented “Having drilled and successfully completed these two wells simultaneously in a timely fashion and within budgeted projections is a significant accomplishment in light of our increased level of field activities.  The “S” shape design of the 19D well has, thus far, allowed the Company to avoid the gas channeling issues encountered in both the 20XD and 15D wells in Corvina. “  Mr. Zuñiga continued “The results so far in Albacora appear excellent and tend to support the potential that was indicated by the original 8X-2 discovery well and the subsequent wells drilled in this field.  Although we still need to drill several additional appraisal wells to fully understand Albacora, I am encouraged on three fronts: first, the well was drilled, tested, completed and put on production before year end, as was our objective; second, the logs indicate multiple prospective pay zones throughout the entire column, and we have been able to correlate these logs to the wells drilled in the 1970’s; and third, the completed interval is producing as expected and we have additional pay we may open in the future, plus additional prospective pay to test either in the A-14XD or in future wells.”  Mr. Zuñiga concluded “In summary, taking these two wells into account, we have entered 2010 with increased oil production and if we have additional success in our follow up Corvina and Albacora wells we could soon be reaching significant production levels from Block Z-1, even after factoring in the expected production declines from the existing wells, assuming we resolve the pending extended well-testing issues which could interrupt our production in Corvina.  Despite this short-term possibility, the ultimate potential of these two fields is clearly significant and in line with our expectations to date.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “barrels of oil per day” , “proved undeveloped” oil and gas “area” or “location”, “oil zones”, “feet of net oil pay”, “feet of net gas pay”, “oil sands” and “oil zones” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland, Sewell & Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC via the internet at www.sec.gov.